Exhibit 99.4

CONSENT OF MOELIS & COMPANY LLC

July 17, 2023

Board of Directors

NexTier Oilfield Solutions Inc.

3990 Rogerdale Rd.

Houston, Texas 77042

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 14, 2023, to the Board of Directors of NexTier Oilfield Solutions Inc. (“NexTier”) as Annex C to, and to the references thereto under the headings “Summary—Opinion of NexTier’s Financial Advisor”, “The Mergers—Background of the Mergers”, “The Mergers—Recommendation of the NexTier Board and Reasons for the Mergers” and “The Mergers—Opinion of NexTier’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed transaction involving NexTier and Patterson-UTI Energy, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Patterson-UTI Energy, Inc. (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MOELIS & COMPANY LLC